AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2007

REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Waste Industries USA, Inc.

(Exact name of issuer as specified in its charter)

North Carolina	56-0954929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609

(Address of Principal Executive Offices) (Zip Code)

1998 Board of Directors Compensation Plan

2007 Board of Directors Compensation Plan

(Full title of the plan)

Jim W. Perry, President and Chief Executive Officer

Waste Industries USA, Inc.

3301 Benson Drive, Suite 601

Raleigh, North Carolina 27609

(Name and address of agent for service)

(919) 325-3000

(Telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amounts to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, No par value	125,852 shares	(1)	$31.52	(2)	$3,966,855	(2)	$122	(2)

(1)	Consists of 25,852 shares issued under the registrant’s 1998 Board of Directors Compensation Plan and 100,000 shares reserved for issuance under the registrant’s 2007 Board of Directors Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the common stock on the NASDAQ Global Market on July 31, 2007, in accordance with Rule 457(c).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed pursuant to Section 13 of the Exchange Act on March 16, 2007;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed pursuant to Section 13 of the Exchange Act on May 10, 2007;

(c)	Our Current Reports on Form 8-K or portions thereof that are filed but not furnished pursuant to Section 13 of the Exchange Act on January 18, February 28, March 22, April 24 and May 2, 2007, Form 8-K/A on May 2, 2007, and Form 8-K on August 1, 2007; and

(d)	Our definitive proxy statement on Schedule 14A, filed pursuant to Section 14 of the Exchange Act for the 2007 annual meeting of shareholders, as filed with the Commission on April 30, 2007.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may, from time to time be furnished, to the SEC be incorporated by reference into or otherwise become a part of the registration statement of which this prospectus forms a part.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify an individual made, or threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, because such individual is or was a director of the corporation or an individual who, while a director of the corporation, is or was serving at such corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability incurred in such proceeding if such individual (a) conducted himself in good faith, (b) reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (ii) in all other cases, that his conduct was at least not opposed to its best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. This indemnity may include the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred with respect to a proceeding. Whether a director has met the requisite standard of conduct for indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the North Carolina Business Corporation Act. A corporation may not indemnify a director under the statutory scheme (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

In addition to, and separate and apart from, the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Our Bylaws provide for indemnification to the fullest extent permitted by law. Accordingly, we may indemnify our directors, officers and employees in accordance with either the statutory or the nonstatutory standard.

Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Section 55-8-54 of the North Carolina Business Corporation Act.

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Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against liabilities incurred by such persons arising from his status as a director, officer, employee or agent of the corporation, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify any such party. Our directors and officers are covered under directors’ and officers’ insurance policies maintained by us.

As permitted by North Carolina law, Section 5 of our Articles of Incorporation provides that no director of ours shall have personal liability arising out of an action by or in the right of us or otherwise for monetary damages for breach of any duty as a director. Pursuant to Section 55-2-02 of the North Carolina Business Corporation Act, such limitation will not apply to personal liability of a director with respect to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with our best interests, (ii) any liability for unlawful distributions under Section 55-8-33 of the North Carolina Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision became effective.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Wyrick, Robbins Yates & Ponton LLP.

10.26	1998 Board of Directors Compensation Plan

10.27	2007 Board of Directors Compensation Plan

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page S-1).

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Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 2nd day of August 2007.

WASTE INDUSTRIES USA, INC.

By:	/s/ Jim W. Perry
Jim W. Perry
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jim W. Perry and D. Stephen Grissom, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jim W. Perry	President and Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2007
Jim W. Perry

/s/ D. Stephen Grissom	Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2007
D. Stephen Grissom

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/s/ Glenn E. Futrell	Director	August 3, 2007
Glenn E. Futrell

	Director	August , 2007
Paul F. Hardiman

/s/ Lonnie C. Poole, Jr.	Director	August 2, 2007
Lonnie C. Poole, Jr.

/s/ James A. Walker James A. Walker	Director	August 2, 2007

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